Exhibit 99.1
Salix Contact:	Adam C. Derbyshire	G. Michael Freeman
	Executive Vice President	Associate Vice President, Investor Relations
	and Chief Financial Officer	and Corporate Communications
	919-862-1000	919-862-1000

Progenics Contact:	Kathleen Fredriksen
Corporate Development
914-789-2871

Salix Pharmaceuticals and Progenics Pharmaceuticals Announce the Acceptance of Submission to Expand the Use of RELISTOR in Chronic Non-Cancer Pain by the European Medicines Agency

RALEIGH, N.C. & TARRYTOWN, N.Y. - Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP) and Progenics Pharmaceuticals, Inc. (Nasdaq:PGNX) announced today that the submission to the European Medicines Agency (EMA) of RELISTOR® (methylnaltrexone bromide) Subcutaneous Injection for the treatment of opioid-induced constipation (OIC) in adult patients with chronic non-cancer pain, has been accepted for review. If approved, this will add to the current marketing authorization in the European Union (EU), which allows for the use of RELISTOR® in advanced illness patients.

The marketing of RELISTOR for the treatment of OIC in advanced illness patients was approved in the European Union in 2008, and is currently approved in more than 50 countries. RELISTOR remains the only single agent product approved for the treatment of OIC in the EU. If approved, it is anticipated that RELISTOR will be immediately available to this newly expanded population of patients in the EU using opioids to control chronic pain.

About RELISTOR

RELISTOR is a peripherally acting mu-opioid receptor antagonist specifically designed to block the constipating effects of opioid pain medications in the gastrointestinal tract. RELISTOR does not cross the blood-brain barrier, therefore relieving the distressing effects of the constipation without affecting the analgesic effect of the opioid. RELISTOR Subcutaneous Injection has been FDA approved since 2008 to treat OIC in patients with advanced illness who are receiving palliative care, when response to laxative therapy has not been sufficient.

About Opioids, Constipation and RELISTOR®

Opioid analgesics are frequently prescribed for patients with chronic pain. Constipation, a common side effect, occurs in patients receiving opioid therapy. RELISTOR® is the first approved medication that specifically targets the underlying cause of OIC in these patients. Opioids relieve pain by specifically interacting with mu-opioid receptors within the brain and spinal cord. However, opioids also interact with mu-opioid receptors found outside the central nervous system, such as those within the gastrointestinal tract, resulting in constipation that can be debilitating. RELISTOR® is a peripherally acting mu-opioid receptor antagonist that does not cross the blood-brain barrier and was specifically designed to block mu-opioid receptors in the GI tract, therefore decreasing the constipating effects of opioid pain medications without affecting their ability to relieve pain.

RELISTOR Subcutaneous Injection was approved in the United States in 2008 for the treatment of OIC in patients with advanced illness who are receiving palliative care, when response to laxative therapy has not been sufficient. The use of RELISTOR beyond four months has not been studied. The drug is also approved for use in over 50 countries worldwide, including the European Union, Canada, and Australia. In the 27 member states of the E.U., as well as Iceland, Norway and Liechtenstein, RELISTOR is approved for the treatment of OIC in advanced illness patients who are receiving palliative care when response to usual laxative therapy has not been sufficient. In Canada, the drug is approved for the treatment of OIC in patients with advanced illness, receiving palliative care. When response to laxatives has been insufficient, RELISTOR should be used as an adjunct therapy to induce a prompt bowel movement. Applications in additional countries are pending. RELISTOR is under license to Salix Pharmaceuticals from Progenics Pharmaceuticals.

For more information about RELISTOR, please visit www.RELISTOR.com.

Important Safety Information about Relistor

RELISTOR® (methylnaltrexone bromide) Subcutaneous Injection is contraindicated in patients with known or suspected mechanical gastrointestinal obstruction.

Cases of gastrointestinal (GI) perforation have been reported in adult patients with opioid-induced constipation and advanced illness with conditions that may be associated with localized or diffuse reduction of structural integrity in the wall of the GI tract (i.e., cancer, peptic ulcer, Ogilvie's syndrome). Perforations have involved varying regions of the GI tract (e.g., stomach, duodenum, or colon). Use RELISTOR with caution in patients with known or suspected lesions of the GI tract. Advise patients to discontinue therapy with RELISTOR and promptly notify their physician if they develop severe, persistent, or worsening abdominal symptoms.

If severe or persistent diarrhea occurs during treatment, advise patients to discontinue therapy with RELISTOR and consult their physician.

Use of RELISTOR beyond four months has not been studied.

Safety and efficacy of RELISTOR have not been established in pediatric patients.

The most common adverse reactions reported with RELISTOR compared with placebo in clinical trials were abdominal pain (28.5%), flatulence (13.3%), nausea (11.5%), dizziness (7.3%), diarrhea (5.5%), and hyperhidrosis (6.7%).

RELISTOR full Prescribing Information for the U.S. is available at www.RELISTOR.com.

About Salix

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products and medical devices for the prevention and treatment of gastrointestinal diseases. Salix's strategy is to in-license late-stage or marketed proprietary therapeutic products, complete any required development and regulatory submission of these products, and commercialize them through the Company's 500-member specialty sales force.

Salix trades on the NASDAQ Global Select Market under the ticker symbol "SLXP".

For more information, please visit our Website at www.salix.com or contact the Company at 919-862-1000. Follow us on Twitter (@SalixPharma) and Facebook (www.facebook.com/SalixPharma). Information on our Twitter feed, Facebook page and web site is not incorporated in our SEC filings.

About Progenics

Progenics Pharmaceuticals, Inc. is developing innovative medicines for oncology, with a pipeline that includes several product candidates in late-stage clinical development. Progenics' first-in-class PSMA targeted technology platform includes an antibody drug conjugate therapeutic in a phase 2 clinical trial and a small molecule targeted imaging agent in which a phase 2 trial has just completed. Among other assets in its pipeline of targeted radiotherapy and molecular imaging compounds is Azedra™, an ultra-orphan radiotherapy candidate also in a phase 2 study under an SPA. Progenics' first commercial product, Relistor® (methylnaltrexone bromide) for opioid-induced constipation, is partnered with and marketed by Salix Pharmaceuticals, Inc. For additional information, please visit www.progenics.com.

Additional information concerning Progenics and its business may be available in press releases or other public announcements and public filings made after this release.

Information on or accessed through our website is not included in the company's SEC filings.

This press release may contain projections and other forward-looking statements regarding future events. Such statements are predictions only, and are subject to risks and uncertainties that could cause actual events or results to differ materially. These risks and uncertainties include, among others, the cost, timing and results of clinical trials and other development activities; the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; market acceptance for approved products; generic and other competition; the possible impairment of, inability to obtain and costs of obtaining intellectual property rights; and possible safety or efficacy concerns, general business, financial and accounting matters, litigation and other risks. More information concerning Progenics and such risks and uncertainties is available on its website, and in its press releases and reports it files with the U.S. Securities and Exchange Commission. Progenics is providing the information in this press release as of its date and does not undertake any obligation to update or revise it, whether as a result of new information, future events or circumstances or otherwise.